UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): (August 28, 2002)

GERBER SCIENTIFIC, INC. (Exact name of Registrant as specified in its charter)

CONNECTICUT	1-5865	06-0640743
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

83 Gerber Road West, South Windsor, Connecticut	06074
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(860-644-1551)

Not Applicable
(Former name or former address, if changes since last report)

Item 5.     Other Events and Regulation FD Disclosure

See the following press release, dated August 28, 2002, announcing the Company's fourth quarter and fiscal year end results:

For Immediate Release	Contact: Shawn M. Harrington
August 28, 2002	(860) 644-1551

GERBER SCIENTIFIC, INC. REPORTS FISCAL FOURTH-QUARTER

AND FULL-YEAR 2002 RESULTS

Company Completes Independent Review of Its Financial Statements

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported a fourth-quarter loss of 19 cents per diluted share in the fiscal period ended April 30, 2002, compared with a year-ago loss of 82 cents per diluted share. Excluding charges in the current quarter, and year-ago charges and goodwill amortization, fiscal fourth-quarter earnings were 17 cents per diluted share, compared with earnings of 10 cents per diluted share a year ago. Note: All prior period comparisons embodied in this release are made "as restated."

For the full fiscal year, Gerber Scientific reported a loss of $5.42 per diluted share, compared with a loss of $1.06 per diluted share a year ago. Adjusting the results of both years for restructuring and other charges, and excluding the effect of the company's adoption of Statement of Financial Accounting Standards (SFAS) No. 142 in fiscal year 2002, full-year earnings were 31 cents per diluted share, compared with earnings of 27 cents per diluted share a year ago.

The company also stated that it completed its previously announced review of its financial reporting under the direction of the Audit and Finance Committee of the company's board of directors. As a result, Gerber Scientific has filed with the U.S. Securities and Exchange Commission (SEC) its annual report on Form 10K, which includes a restatement of prior annual financial statements. The cumulative impact of the restatement on shareholders' equity as of January 31, 2002, the last period reported, amounted to a decrease of approximately $1.5 million. The company said that it is continuing to cooperate fully with the SEC as it works to complete its investigation.

For the fiscal year ended April 30, 2000, Gerber Scientific reported restated earnings of $1.15 per diluted share, versus $1.16 per diluted share as previously reported; for the fiscal year ended April 30, 2001, the company reported a restated loss of $1.06 per diluted share, versus a loss of $1.07 as previously reported.

"While it's been a difficult year for Gerber Scientific, we are taking aggressive and constructive actions to get this outstanding company back on track," said Marc T. Giles, president and chief executive officer of Gerber Scientific, Inc. "Our results adjusted for the effects of the charges and the change in accounting for goodwill speak to the progress we are making, which included a reduction in our debt of $42.0 million in fiscal 2002, as well as a marked improvement in the combined profitability of our operating segments, despite continued volume declines. Driven by a dramatic performance improvement in our Apparel & Flexible Materials segment, fiscal year 2002 total segment profit increased by $7.1 million, or 24%, to $36.7 million in spite of a 10% decline in revenue when compared with fiscal year 2001 after adjusting for charges and the adoption of SFAS No. 142."

"Though there are still no clear signs of a recovery in capital spending, we firmly believe in the fundamental strengths of our core markets. The decline in sales of our capital equipment products appears to have stabilized, overall economic indicators seem to be improving and foreign exchange rates are currently more favorable. By implementing our planned shared services initiatives to optimize our supply chain and improve the efficiency of various support functions, we remain committed to executing our near-term strategy of leveraging our cost structure to generate solid operating results and cash flows going forward," said Giles.

Fiscal Fourth-Quarter Results

In the fiscal fourth quarter ended April 30, 2002, the company reported a loss of 19 cents per diluted share, compared with a loss of 82 cents per diluted share a year ago. The loss in the current year included inventory write-downs and other charges of 36 cents per share, related primarily to the Sign Making & Specialty Graphics segment. The year-ago loss included restructuring and other charges of 82 cents per diluted share and goodwill amortization of 9 cents per share. Adjusted for current and year-ago charges, and the amortization of goodwill last year, earnings in the current quarter were 17 cents per diluted share, compared with earnings of 10 cents per diluted share a year ago.

Fourth-quarter revenue was $126.7 million, compared with $138.7 million a year ago. The impact of foreign exchange suppressed revenue by $1.2 million in the quarter, compared with the year-ago period. New orders in the fourth quarter totaled $125.8 million, versus $137.3 million a year ago.

Cost Reduction Actions Show Results

While revenue in the Sign Making & Specialty Graphics and Apparel & Flexible Materials segments continues to be affected by softness in demand for industrial capital equipment and continued weakness in apparel markets, the company implemented aggressive cost-reduction programs and shared services initiatives, which have resulted in improved profitability.

In the Sign Making & Specialty Graphics segment, the company reported 2002 fourth quarter revenue of $65.3 million, versus revenue of $70.4 million a year ago; segment loss was $6.8 million, versus a loss of $5.7 million in the year-ago period. In the Apparel & Flexible Materials segment, fourth quarter revenue was $36.9 million, compared with revenue of $43.5 million; segment profit increased to $4.0 million from a loss of $14.1 million last year. Fourth quarter Ophthalmic Lens Processing segment revenue was $24.5 million, versus $24.8 million; segment profit for the quarter was $2.0 million, versus a segment loss of $0.5 million reported in the same period last year. Total segment loss for the fourth quarter was $0.8 million, versus a total segment loss of $20.3 million in the year-ago period.

Fourth-Quarter Write-Downs and Other Charges

Gerber Scientific recorded $12.6 million of pre-tax charges in the Sign Making & Specialty Graphics operating segment in the fourth quarter. The charges consisted of $6.8 million of inventory write-downs and SG&A expenses primarily due to changing market conditions and production delays associated with the company's MAXX™ thermal digital imaging system; $0.7 million of inventory write-downs and product-return liabilities related to technical problems associated with products sold on an O.E.M. basis; and $5.0 million of other charges for asset write-downs, contractual obligations, and employee costs related to the company's Spandex PLC subsidiary.

Results for Fiscal Full-Year 2002

For the fiscal year ended April 30, 2002, Gerber Scientific reported a loss of $5.42 per diluted share, compared with a loss of $1.06 per diluted share a year ago. The fiscal-year 2002 loss included third-quarter restructuring and other charges related to employee separations and asset impairments of 18 cents per share, fourth-quarter inventory write-downs and other charges of 36 cents per share related primarily to the Sign Making & Specialty Graphics segment, and goodwill-impairment charges of $5.20 per share, which resulted from the company's required adoption of SFAS No. 142 at the beginning of the fiscal year. Last year's loss reflected first and fourth-quarter restructuring and other charges of 95 cents per share related to employee separations, inventory write-downs, asset impairments, and other charges. Last year's loss also included amortization of goodwill of 37 cents per share, which was not included in this year's results because of the company's adoption of SFAS No. 142. Adjusting both years for the restructuring and other charges, and last year for the effect of not amortizing goodwill this year, earnings per diluted share were 31 cents, compared with 27 cents last year.

Softness in Industrial Capital Equipment Markets Held Down Revenues for the Year

Revenue for the full fiscal year was $502.7 million, versus $558.2 million in the prior year. The impact of foreign exchange suppressed revenue by $7.8 million for the full year, compared with the year ago. New orders were $494.9 million for the full fiscal year, compared with $553.4 million a year ago.

For the full fiscal year, each of Gerber Scientific's operating and geographic segments reported lower revenue and orders compared with the prior year, particularly for capital equipment in the Apparel & Flexible Materials segment. Lower revenues for the segment reflected the weak global market for apparel and the continued migration of apparel production from North American and European markets to lower cost labor markets in Asia, Latin America, and Eastern Europe. The historically slower adoption of automation in these emerging markets, combined with the current weak economic conditions, further dampened demand for the Apparel & Flexible Materials segment's products. Despite lower revenues in each of the company's operating segments, segment profit improved dramatically in the 2002 fiscal year.

In the Sign Making & Specialty Graphics segment, the company reported fiscal year 2002 revenue of $257.4 million, versus revenue of $275.7 million last year; segment profit increased to $6.1 million, versus a profit of $3.5 million in the year-ago period. In the Apparel & Flexible Materials segment, fiscal year 2002 revenue was $158.1 million, versus revenue of $188.3 million; segment profit rose significantly to $10.5 million from a loss of $12.3 million in fiscal year 2001. Fiscal year 2002 Ophthalmic Lens Processing segment revenue was $87.2 million, versus $94.1 million; segment profit for the year was $5.3 million, an increase of 92% over a segment profit of $2.8 million reported a year ago. For the 2002 fiscal year, total segment profit increased significantly to $22.0 million, versus a loss of $6.1 million reported in the same period in 2001.

Gerber Scientific generated $26.6 million in cash from operations this fiscal year, compared with $36.7 million last year. The company's steady cash-flow generation was the result of incremental operating earnings driven by restructuring and cost-reduction actions. Operating cash flow, reduced capital expenditures, and the proceeds from the second-quarter sale and leaseback of certain facilities enabled the company to reduce total debt by $42.0 million to $127.9 million at April 30, 2002, from $169.9 million at the beginning of the fiscal year.

About Gerber Scientific, Inc.

Gerber Scientific (http://www.gerberscientific.com) is the world's leading supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible goods, and optical lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four wholly owned subsidiaries: Gerber Scientific Products and Spandex PLC, Gerber Technology, and Gerber Coburn.

Safe Harbor Statement:

In addition to the historical information contained herein, there are matters discussed that are considered to be "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. These forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, and services, that could significantly affect results in the future. For a discussion of other risk factors relating to the Company's business, see the Company's Quarterly Reports on Form 10-Q for the quarters ended July 31, 2001, October 31, 2001, and January 31, 2002 and its Annual Report on Form 10-K for the year ended April 30, 2002, as filed with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date of this release, and the Company assumes no obligation to update or revise any forward- looking statements contained in this release.

Maxx is a registered trademark of Gerber Scientific Products.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended April 30,		Fiscal Year Ended April 30,
		(Restated)		(Restated)
In thousands (except per share amounts)	2002	2001	2002	2001

Revenue:
Product sales	$115,003	$127,093	$454,872	$509,595
Service	11,717	11,557	47,852	48,569
	126,720	138,650	502,724	558,164
Costs and Expenses:
Cost of product sales	81,675	94,077	305,868	341,621
Cost of service	6,559	9,426	26,756	33,761
Selling, general and administrative	35,847	39,326	131,845	150,066
Research and development expenses	6,827	6,745	27,491	29,272
Goodwill amortization	---	2,014	---	8,182
Restructuring charges	(844)	7,824	4,115	9,265
Write-down of assets	510	3,608	861	6,016
	130,574	163,020	496,936	578,183
Operating income (loss)	(3,854)	(24,370)	5,788	(20,019)

Other income (expense)	(1,665)	232	(2,410)	755
Interest expense	(2,931)	(3,221)	(12,640)	(13,265)

Earnings (loss) before income taxes and cumulative effect of accounting change (1), (2)	(8,450)	(27,359)	(9,262)	(32,529)
Provision (benefit) for income taxes	(4,300)	(9,300)	(4,300)	(9,300)
Earnings (loss) before cumulative effect of accounting change (1), (2)	(4,150)	(18,059)	(4,962)	(23,229)
Cumulative effect of accounting change (3)	---	---	(114,653)	---
Net earnings (loss) (1), (2)	$ (4,150)	$ (18,059)	$(119,615)	$ (23,229)
	=======	=======	========	=======
Per share of common stock:
Basic before cumulative effect of accounting change (1), (2)	$ (.19)	$ (.82)	$ (.22)	$ (1.06)
Cumulative effect of accounting change (3)	---	---	(5.20)	---
Basic	$ (.19)	$ (.82)	$ (5.42)	$ (1.06)
	=======	=======	========	=======
Diluted before cumulative effect of accounting change(1),(2)	$ (.19)	$ (.82)	$ (.22)	$ (1.06)
Cumulative effect of accounting change (3)	---	---	(5.20)	---
Diluted	$ (.19)	$ (.82)	$ (5.42)	$ (1.06)
	=======	=======	========	=======
Dividends	$ ---	$ .08	$ ---	$ .32
	=======	=======	========	=======
Average shares outstanding:
Basic	22,101	22,038	22,072	22,017
Diluted	22,101	22,038	22,072	22,017

(1) Included in the fourth quarter and year ended April 30, 2002 were restructuring and other charges related to a reduction in workforce, inventory and asset write-downs, and other charges. These charges amounted to $11,796 before income taxes and $7,896 after taxes ($.36 per diluted share) and $16,755 before income taxes and $11,755 after taxes ($.53 per diluted share) for the fourth quarter and year end, respectively.

(2) Included in the fourth quarter and year ended April 30, 2001 were restructuring and other charges related to a reduction in workforce, provisions for losses on the sale of facilities, inventory write-downs, impairments of long-lived assets, and other charges. These charges amounted to $26,760 before income taxes and $18,160 after taxes ($.82 per diluted share) and $30,997 before income taxes and $20,897 after taxes ($.95 per diluted share) for the fourth quarter and year, respectively.

(3) In accordance with the new accounting statement for goodwill and other intangible assets, the Company recorded a charge for goodwill impairment in its Ophthalmic Lens Processing segment of $21,700 and its Sign Making and Specialty Graphics segment of $92,953. These charges were recorded retroactively to the beginning of the fiscal year (May 1, 2001).

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
In thousands (except share amounts)	April 30, 2002	April 30, Restated 2001
Assets:
Current Assets:
Cash and short-term cash investments	$ 16,220	$ 20,866
Accounts receivable, net of allowance for doubtful accounts of $7,229 in 2002 and $7,045 in 2001.	84,539	98,002
Inventories	59,351	70,021
Deferred income taxes	11,951	9,453
Prepaid expenses	8,680	6,928
Net assets held for sale	3,968	21,369
	184,709	226,639
Property, Plant and Equipment:	116,125	112,572
Less accumulated depreciation	64,761	53,022
	51,364	59,550
Intangible Assets:
Goodwill, net of accumulated amortization in 2001	49,966	163,620
Prepaid pension cost	11,557	16,762
Patents and other intangible assets, net of accumulated amortization	6,918	7,344
	68,441	187,726
Deferred Income Taxes	2,959	---
Other Assets	4,120	4,493
	$311,593	$478,408
	=======	=======
Liabilities and Shareholders' Equity:
Current Liabilities:
Short-term line of credit	$ 228	$ ---
Current maturities of long-term debt	41,929	---
Accounts payable	41,756	48,682
Accrued compensation and benefits	19,136	20,036
Other accrued liabilities	21,071	21,318
Deferred revenue	9,511	9,706
Advances on sales contracts	897	1,563
	134,528	101,305
Noncurrent Liabilities:
Deferred income taxes	---	288
Other liabilities	6,678	3,422
Long-term debt	86,000	169,914
	92,678	173,624
Shareholders' Equity:
Preferred stock, no par value; authorized 10,000,000 shares; no shares issued	---	---
Common stock, $1.00 par value; authorized 65,000,000 shares; issued 22,879,425 and 22,828,742 shares	22,879	22,829
Paid-in capital	44,090	43,835
Retained earnings	58,253	177,868
Treasury stock, at cost (773,546 and 784,837 shares, respectively)	(15,906)	(16,138)
Unamortized value of restricted stock grants	(411)	(439)
Accumulated other comprehensive income (loss)	(24,518)	(24,476)
	84,387	203,479
	$311,593	$478,408
	=======	=======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended April 30,
		(Restated)
In thousands	2002	2001
Cash Provided by (Used for):
Operating Activities:
Net earnings (loss)	$(119,615)	$ (23,229)
Adjustments to reconcile net earnings (loss) to cash provided by operating activities:
Cumulative effect of accounting change	114,653	---
Depreciation and amortization	15,191	26,468
Restructuring and other charges	16,755	24,981
Write-down of assets	861	6,016
Deferred income taxes	(5,158)	(13,845)
Other non-cash items	2,324	561
Changes in operating accounts:
Receivables	13,820	22,479
Inventories	3,242	5,104
Prepaid expenses	(2,993)	7,110
Accounts payable and accrued expenses	(12,439)	(18,915)
Provided by Operating Activities	26,641	36,730
Investing Activities:
Additions to property, plant and equipment	(4,526)	(14,757)
Proceeds from sale of assets	17,183	13,721
Intangible and other assets	(1,954)	(1,982)
Provided by (Used for) Investing Activities	10,703	(3,018)

Financing Activities:
Additions of long-term debt	41,500	47,000
Repayments of long-term debt	(83,618)	(71,978)
Exercise of stock options	106	---
Net short-term financing	228	---
Debt issue costs	(563)	(751)
Other common stock activity	(49)	113
Dividends on common stock	---	(7,036)
(Used for) Financing Activities	(42,396)	(32,652)

Effect of exchange rate changes on cash	406	(3,148)

(Decrease) in Cash and Short-Term Cash Investments	(4,646)	(2,088)
Cash and Short-Term Cash Investments, Beginning of Period	20,866	22,954
Cash and Short-Term Cash Investments, End of Period	$16,220	$20,866
	=======	======

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES
SEGMENT INFORMATION

In thousands	Three Months Ended April 30		Fiscal Year Ended April 30
		(Restated)		(Restated)
Segment revenue:	2002	2001	2002	2001
Sign Making & Specialty Graphics	$ 65,255	$ 70,415	$257,355	$275,739
Apparel & Flexible Materials	36,917	43,484	158,134	188,292
Ophthalmic Lens Processing	24,548	24,751	87,235	94,133
	$126,720	$138,650	$502,724	$558,164
	=======	=======	=======	=======

Segment profit:
Sign Making & Specialty Graphics	$(6,806)	$ (5,737)	$ 6,114	$ 3,498
Apparel & Flexible Materials	3,991	(14,052)	10,544	(12,319)
Ophthalmic Lens Processing	1,992	(478)	5,323	2,767
	(823)	(20,267)	21,981	(6,054)
Corporate expenses, net of other income/expense	(4,696)	(3,871)	(18,603)	(13,210)
Interest expense	(2,931)	(3,221)	(12,640)	(13,265)
Earnings (loss) before income taxes and cumulative effect of accounting change	$(8,450)	$(27,359)	$(9,262)	$(32,529)
	======	=======	======	=======

Segment profit (loss) for the three months and fiscal year ended April 30, 2001 included goodwill amortization of $1.3 million and $5.2 million, respectively, for the Sign Making and Specialty Graphics operating segment; $0.2 million and $1.0 million for the Apparel and Flexible Materials operating segment; and $0.5 million and $2.0 million for the Ophthalmic Lens Processing operating segment. Goodwill amortization was not incurred for the three months and fiscal year ended April 30, 2002.

Segment profit (loss) for the three months and fiscal year ended April 30, 2002 included restructuring and other charges of $12.6 million and $13.6 million, respectively, for the Sign Making and Specialty Graphics operating segment; $(0.6) million and $0.8 million, respectively, for the Apparel and Flexible Materials operating segment; and $--- and $0.3 million, respectively, for the Ophthalmic Lens Processing operating segment. Net corporate expenses for the three months and fiscal year ended April 30, 2002 included restructuring and other charges of $(0.2) million and $2.1 million, respectively.

Segment profit (loss) for the three months and fiscal year ended April 30, 2001 included restructuring and other charges of $10.0 million and $10.6 million, respectively, for the Sign Making and Specialty Graphics operating segment; $13.4 million and $14.4 million, respectively, for the Apparel and Flexible Materials operating segment; and $2.5 million and $2.5 million, respectively, for the Ophthalmic Lens Processing operating segment. Net corporate expenses for the fiscal year ended April 30, 2001 included charges of $0.9 million and $3.5 million, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERBER SCIENTIFIC, INC.
(Registrant)

Date:	August 28, 2002	By:	/s/ Shawn M. Harrington
Shawn M. Harrington Senior Vice President (Principal Financial and Accounting Officer)